Exhibit 10.27

SERVICE PROVIDER:	• BioReliance Corporation
SERVICE PROVIDER CONTACT:	• Kristina Lopez
CORONADO CONTACT:	• Elizabeth Clark Moore, Sr.VP Regulatory Affairs
EFFECTIVE DATE:	• March 12, 2008

MASTER CONTRACT SERVICES AGREEMENT

THIS MASTER CONTRACT SERVICES AGREEMENT (together with any Statement(s) of Work, the “Agreement”) is made as of the date written above (the “Effective Date”) by and between Coronado Biosciences, Inc. , a Delaware company with an office at 4365 Executive Drive, Suite 1500, San Diego, California 92121 (“CORONADO”) and BioReliance Corporation, a Delaware corporation, with a principal office at 14920 Broschart Road, Rockville, MD 20850 (the “Service Provider”).

1.	Agreement Structure. From time to time, CORONADO may want the Service Provider to provide certain consulting, preclinical, laboratory and/or clinical research-related services (the “Services”). This Agreement contains general terms and conditions under which CORONADO would engage the Service Provider and under which the Service Provider would provide Services. CORONADO and the Service Provider must complete and execute a work order, project order or statement of work (“Statement of Work”) before any Services are provided. Each Statement of Work will include, at a minimum, the information relating to the specific Services outlined in the sample Statement of Work attached as Appendix A. However, neither CORONADO nor the Service Provider is obligated to execute any Statement of Work. Once executed, a Statement of Work becomes part of this Agreement, although the terms in a Statement of Work will govern only Services described in that Statement of Work. A Statement of Work may not change any term in this Agreement.

2.	About the Services.

2.1	Provision of Services. The Service Provider agrees to provide all Services identified in. any Statement of Work: (a) promptly; (b) at such times and at such places as CORONADO may reasonably request and Service Provider approves; (c) within the time period specified in the relevant Statement of Work, and (d) in accordance with the highest prevailing industry standards and practices for the performance of similar services. For each Statement of Work, Service Provider will designate a “Project Leader” who will be available for frequent communications with CORONADO regarding the Services provided under that Statement of Work. CORONADO will designate a “Representative” who will be the point of contact for the Project Leader.

2.2	Transfer of Obligations. As applicable, with regard to clinical Services performed hereunder, Service Provider will be responsible for the obligations transferred by CORONADO to Service Provider in Service Provider’s role as the designated contract research organization and as described in a document titled “The Transfer of Obligations of Client Under 21 CFR Subpart D,” which will be included in a Statement of Work where appropriate. Any transfer of obligations will be construed as a transfer of those obligations described therein in accordance with 21 CFR §312.52. Any such transfer of obligations hereunder shall be specific and in writing.

2.3	Audits. After reasonable prior written notice by CORONADO to Service Provider, Service Provider will allow CORONADO employees and representatives, and representatives of regulatory agencies, during normal business hours and on dates and during times mutually acceptable to CORONADO and Service Provider, to review Service Provider’s standard operating procedures and records, including financial records, pertaining to the Services and to inspect the facilities used to render the Services under the applicable Statement of Work. In addition, the Project Leader and Representative and their designees shall participate in meetings to review performance of the Services and to coordinate such Services as necessary. The Representative shall have access at reasonable times to observe the Services in progress or review any and all records generated as a result of Service Provider’s performance of the Services.

2.4	Data Verification and Reports. Unless otherwise provided in the applicable Statement of Work, a copy of all raw data, databases and analytical reports of the data will be provided to CORONADO in a format mutually agreed upon by CORONADO and Service Provider. Service Provider will verify the accuracy of the data contained in all databases and/or reports provided by it against the raw data and will attach a signed statement attesting to such verification to each database and/or report provided to CORONADO. As per CORONADO’s reasonable requirements, Service Provider will attempt to provide a database format reasonably compatible with relevant existing databases of CORONADO.

2.5	Standard Operating Procedures. Service Provider will, upon request and under confidentiality, give CORONADO on site access to review copies of all standard operating procedures of Service Provider relevant to the Services under a Statement of Work. Service Provider will , upon request and under confidentiality, supply copies to CORONADO of all applicable protocols of Service Provider relevant to the Services under a Statement of Work.

2.6	Regulatory Contacts. CORONADO will be solely responsible for all contacts and communications with any regulatory authorities with respect to matters relating to any of the Services. Unless required by applicable law or upon request of a regulatory authority. Service Provider will have no contact or communication with any regulatory authority regarding any Services without the prior written consent of CORONADO, which consent will not be unreasonably withheld, conditioned or delayed. Service Provider will notify CORONADO immediately, and in no event later than one (1) day, after Service Provider receives any contact or communication from any regulatory authority relating in any way to the Services and will provide CORONADO with copies of any such communication within one (1) day of receipt of such communication by Service Provider. Service Provider will consult with CORONADO regarding the response to any inquiry or observation from any regulatory authority relating in any way to the Services and will allow CORONADO at its discretion to control and/or participate in any further contacts or communications relating to the Services. Service Provider will comply with all reasonable requests and comments by CORONADO with respect to all contacts and communications with any regulatory authority relating in any way to the Services.

2.7	Subcontracting. With CORONADO’s prior written consent, Service Provider may subcontract the performance of certain of its obligations under a specific Statement of Work to qualified third parties, provided that (a) Service Provider notifies CORONADO of the proposed subcontractor and identifies the specific Services to be performed by the subcontractor, (b) the subcontractor performs those Services in a manner consistent with the terms and conditions of this Agreement, and (c) Service Provider remains liable for the performance of the subcontractor.

3.	Representations by Service Provider. The Service Provider makes the following representations and warranties and agrees to notify CORONADO immediately upon any future breach of these representations and warranties:

3.1	Organization of Service Provider. Service Provider is and will remain a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2	Enforceability of this Agreement. The execution and delivery of this Agreement has been authorized by all requisite corporate action. This Agreement is and will remain a valid and binding obligation of Service Provider, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

3.3	Absence of Other Contractual Restrictions. Service Provider is under no contractual or other obligation or restriction that is inconsistent with Service Provider’s execution or performance of this Agreement. Service Provider will not enter into any agreement, either written or oral, that would conflict with Service Provider’s responsibilities under a Statement of Work.

3.4

Qualifications of Service Provider Personnel. Service Provider has, and will engage, employees, subcontractors and/or consultants (“Service Provider Personnel”) with the proper skill training and experience to provide the Services. Service Provider will be solely responsible for paying Service Provider Personnel and providing any employee or other benefits that they are owed. Before providing Services, all Service Provider Personnel must have agreed in writing to (a) confidentiality obligations consistent with the terms of this Agreement, and (b) assign and otherwise effectively vest in Service Provider any and all rights that such personnel might otherwise have in the results of their work.

3.5	Legal Compliance. Service Provider will comply, in all material respects, with all federal and state laws, regulations and orders applicable to its operations. If specified in a Statement of Work, Services will be rendered in accordance with applicable Good Laboratory Practices (GLP) and/or Good Clinical Practices (GCP). In addition, Service Provider, after review and acceptance, will comply with all reasonable and applicable CORONADO guidelines, such as standard operating procedures, that CORONADO provides in writing.

3.6	Conflicts with Rights of Third Parties. To the best of Service Provider’s knowledge and belief, the conduct and provision of the Services will not violate any patent, trade secret or other proprietary or intellectual property right of any third party.

3.7	Absence of Debarment. Neither Service Provider nor any Service Provider Personnel performing Services under this Agreement (i) has been debarred, and (ii) to the best of Service Provider’s knowledge, is under consideration to be debarred, by the United States Food and Drug Administration (“FDA”) from working in or providing Services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

3.8	[Intentionally Omitted]

4.	Compensation. As full consideration for the Services, CORONADO will pay Service Provider in accordance with the applicable Statement of Work, Service Provider will invoice CORONADO for all amounts due under a Statement of Work. All undisputed payments will be made by CORONADO within thirty (30) days of its receipt of an invoice. In the event that the Services provided under a Statement of Work do not meet the specifications agreed to by Service Provider and CORONADO, Service Provider will, at CORONADO’s option, either (a) reperform, at its cost, the Services which do not meet the specifications, or (b) refund to CORONADO all amounts paid by CORONADO to Service Provider in connection with those Services.

5.	Proprietary Rights.

5.1	Materials. All documentation, information, and biological, chemical or other materials controlled by CORONADO and furnished to Service Provider (the “Materials”) and all associated intellectual property rights will remain the exclusive property of CORONADO. Service Provider will use Materials provided by CORONADO only as necessary to perform the Services. Service Provider agrees that it shall not use or evaluate such Materials or any portions thereof for any purpose other than as advised or directed by CORONADO, Without CORONADO’s express written consent first obtained, Service Provider agrees that it shall not have such Materials analyzed, or make the Materials available to third parties.

5.2	Deliverables. Service Provider agrees to assign and hereby assigns to CORONADO all rights to information, data, documentation, reports, works of authorship,, discoveries, improvements, inventions and other products arising from or made in the performance of the Services (the “Deliverables”). All work products resulting from the Services that are “Works Made for Hire” as defined in the U.S. Copyright Act and other copyrightable works will be deemed, upon creation, to be assigned to CORONADO, CORONADO will be free to use Deliverables for any and all purposes. Service Provider will retain ownership of any pre-existing products, materials, tools, methodologies, technologies or intellectual property rights of Service Provider embodied in the Deliverables or to any improvements made to these items as a result of rendering the Services (“Service Provider Technology”). Service Provider agrees not to incorporate any Service Provider Technology into Deliverables that would prevent CORONADO from using Deliverables for any and all purposes. In the event that Deliverables incorporate any Service Provider Technology, Service Provider will grant CORONADO a royalty-free, non-exclusive license to said Service Provider Technology for CORONADO’s use of Deliverables.

5.3	Work at Third Party Facilities. Service Provider will not transfer Materials or use any third party facilities or intellectual property in performing the Services without CORONADO’s prior written consent.

5.4	Records; Records Storage. Service Provider will maintain all materials and all other data and documentation obtained or generated by Service Provider in the course of preparing for and providing Services hereunder, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction. These Records will be “Works Made for Hire” under United States copyright law and will remain the exclusive property of CORONADO.

5.5

Record Retention. Upon written instruction of CORONADO, all Records will, at CORONADO’s option either be (a) delivered to CORONADO or to its designee in such form as is then currently in the possession of Service Provider, (b) retained by Service Provider for a period of five (5) years, or as otherwise required under applicable law or regulation, or (c) disposed of, at the direction and written request of CORONADO, unless such Records are otherwise required to be stored or maintained by Service Provider as a matter of law or regulation. In no event will Service Provider dispose of any such Records without first giving CORONADO thirty (30) days’ prior written notice of its intent to do so. Service Provider may, however, retain copies of any Records as is reasonably necessary for regulatory or insurance purposes, subject to Service Provider’s obligation of confidentiality.

6.	Confidential Information.

6.1	Definition. The term “Confidential Information” includes all non-public information that CORONADO considers confidential or proprietary, including the Materials and Deliverables, whether or not labeled “Confidential.” However, the term “Confidential Information” does not include information that (a) is known to Service Provider at the Effective Date and is not subject to another confidentiality obligation to CORONADO as reasonably documented by its written records, (b) is publicly known at the Effective Date or later becomes publicly known under circumstances involving no breach of this Agreement, (c) is lawfully and in good faith disclosed to Service Provider by a third party who is not subject to a confidentiality obligation to CORONADO. or (d) is independently developed by Service Provider without any reference to Confidential Information as reasonably documented by its written records.

6.2.	Confidentiality Obligation. Service Provider acknowledges that CORONADO is and will remain the sole owner of Confidential Information. Service Provider will take all commercially reasonable precautions to protect the confidentiality of Confidential Information, and will not disclose any Confidential Information except with CORONADO’s prior written consent and will use Confidential Information only as necessary to perform the Services. Service Provider may disclose Confidential Information to Service Provider Personnel who need to know such Confidential Information in order to provide the Services and who are obligated to protect the confidentiality of such Confidential Information under terms at least as stringent as those set forth in this Section 6. If required by law. Service Provider may disclose Confidential Information to a governmental authority, provided that reasonable advance notice is given to CORONADO and Service Provider reasonably cooperates with CORONADO to obtain confidentiality protection of such information.

6.3	Irreparable Injury. Service Provider agrees that money damages would not be a sufficient remedy for any breach of the confidentiality obligations hereunder and that, in addition to all other remedies, CORONADO will be entitled to seek injunctive or other equitable relief as a remedy for any such breach by Service Provider without having to post a bond. Service Provider will notify CORONADO in writing immediately upon the occurrence of any unauthorized release of Confidential Information or other breach of the confidentiality obligations hereunder of which it is or becomes aware.

7.	Indemnification and Insurance.

7.1	Indemnification by Service Provider. Service Provider agrees to indemnify CORONADO for any third party claims, including reasonable attorneys’ fees for defending those claims, arising out of Service Provider’s (a) performance of the Services, (b) negligence or willful misconduct, or (b) breach of this Agreement, except to the extent such claims result from CORONADO’s negligence, willful misconduct or breach of this Agreement. As a condition of this indemnification obligation, CORONADO must promptly notify Service Provider of a covered claim, must tender to Service Provider (and/or its insurer) full authority to defend or settle the claim, and must reasonably cooperate with the defense.

7.2	Indemnification by CORONADO. CORONADO agrees to indemnify Service Provider for any third party claims, including reasonable attorneys’ fees for defending those claims, arising out of (a) CORONADO’s use of the Deliverables, (b) CORONADO’s negligence or willful misconduct in connection with this Agreement or (c) CORONADO’s breach of this Agreement, (c) physical injury to or death of persons or physical damage to property arising out of or based upon CORONADO’s manufacture, sale, or use of any quantity of the Materials, or any derivative thereof, whether such manufacture, sale, or use took place prior to conclusion of the Services or thereafter and whether or not such manufacture, sale, or use took place in reliance, in whole or in part, on the Services or any portion thereof, or (d) infringement, unlawful disclosure or misappropriation of copyright, patent, trade secret or other intellectual property by reason of the performance of the services on the Materials, except to the extent such claims result from Service Provider’s negligence, willful misconduct or breach of this Agreement. As a condition of this indemnification obligation, Service Provider must promptly notify CORONADO of a covered claim, must tender to CORONADO (and/or its insurer) full authority to defend or settle the claim, and must reasonably cooperate with the defense.

7.3	Insurance. Service Provider will maintain the following minimum insurance coverage with financially sound and nationally reputable insurers: Workers Compensation (applicable statutory limits), Employers Liability ($1,000,000), Commercial General Liability including contractual liability ($1,000,000 per ocurrence/$2,000,000 aggregate), Errors and Omissions and/or Professional Liability ($1,000,000), Comprehensive Automobile Liability ($1,000,000), and Umbrella liability coverage ($5,000,000 per occurrence/$5,000,000 aggregate). Service Provider agrees to name CORONADO as an additional insured (except on policies for Workers’ Compensation and Errors and Omissions and/or Professional Liability coverages), and upon the request of CORONADO, to provide CORONADO with a Certificate of Insurance evidencing such coverage, naming CORONADO as an additional insured, and providing that thirty (30) days advance written notice will be given to CORONADO of any material change or cancellation in coverage or limits.

8.	Expiration and Termination.

8.1	Expiration. This Agreement will expire on the later of (a) two (2) years from the Effective Date or (b) the completion of all Services under the last Statement of Work executed by the parties prior to the second anniversary of the Effective Date. The Agreement may be extended by mutual agreement of the parties or earlier terminated in accordance with Section 8.2 or 8.3 below.

8.2	Termination by CORONADO. CORONADO may immediately terminate this Agreement at any time upon written notice to Service Provider in the event of a breach of this Agreement by Service Provider which cannot be cured (e,g.,. breach of the confidentiality obligations). Further, CORONADO may terminate this Agreement or any Statement of Work at any time upon thirty (30) days’ prior written notice to Service Provider.

8.3	Termination by Service Provider. Service Provider may terminate this Agreement or any Statement of Work upon thirty (30) days’ prior written notice to CORONADO if CORONADO breaches this Agreement or any Statement of Work and fails to cure the breach during the notice period.

8.4	Effect of Termination or Expiration. Upon termination or expiration of this Agreement, neither Service Provider nor CORONADO will have any further obligations under this Agreement, or in the case of termination or expiration of a Statement of Work, under that Statement of Work, except that:

(a)	Service Provider will terminate all Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by CORONADO, unless CORONADO specifies in the notice of termination that Services in progress should be completed;

(b)	Service Provider will deliver to CORONADO or, at CORONADO’s option, dispose of, any Materials in its possession or control and all Deliverables developed through termination or expiration,

(c)	CORONADO will pay Service Provider any monies due and owing Service Provider, up to the time of termination or expiration, for Services actually performed and all authorized expenses actually incurred (as specified in the applicable Statement of Work),

(d)	Service Provider will promptly refund any monies paid in advance for Services not rendered;

(e)	Service Provider will promptly return to CORONADO all Confidential Information and copies thereof provided to Service Provider under this Agreement or under any Statement of Work which has been terminated or has expired, except for one (1) copy which Service Provider may retain in its confidential files solely to monitor Service Provider’s surviving obligations of confidentiality; and

(f)	the terms, conditions and obligations under Sections 2.3, 2.6, 3, 5, 6, 7, 8.4 and 9 will survive any such termination or expiration.

9.	LIMITED WARRANTY; DAMAGES; LIABILITY

The undertaking of Service Provider to perform the Services is a contract for services only. The sole warranty with respect to its services is that it will perform the Services with due care in accordance with the protocol, generally prevailing industry standards, and applicable regulations. Any claim by CORONADO for a breach of such warranty shall be made in writing to Service Provider on or before the first anniversary of the date that the final report is delivered to CORONADO. THE WARRANTY SET FORTH IN THIS PARAGRAPH IS IN LIEU OF ANY AND ALL OTHER WARRANTIES RELATING TO THE SERVICES TO BE PERFORMED, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. UNDER NO CIRCUMSTANCES SHALL SERVICE PROVIDER BE LIABLE TO CORONADO OR ANY THIRD PARTY CLAIMING BY OR THROUGH CORONADO AS A RESULT OF SERVICE PROVIDER’S FAILURE TO SO PERFORM THE SERVICES, FOR ANY CONSEQUENTIAL, SPECIAL, OR OTHER DAMAGES. SERVICE PROVIDER’S LIABILITY TO CORONADO FOR THE BREACH OF ANY TERMS AND CONDITIONS OF THE PROTOCOL, THE STATEMENT OF WORK OR THIS AGREEMENT (OTHER THAN ANY BREACH OF THE WARRANTY CONTAINED IN THIS PARAGRAPH, WHICH SHALL BE GOVERNED BY THE REMEDY SET FORTH ABOVE) SHALL BE LIMITED TO DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE FEE PAID OR TO BE PAID BY CORONADO IN CONNECTION WITH THE STUDY GIVING RISE TO SUCH BREACH

10.	Miscellaneous.

9.1	Independent Contractor. All Services will be rendered by Service Provider as an independent contractor and this Agreement does not create an employer-employee relationship between CORONADO and Service Provider. Service Provider shall not in any way represent itself to be a partner or joint venturer of or with CORONADO.

9.2	Publicity. Neither party may use the other party’s name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other party. This term does not restrict a party’s ability to use the other party’s name in filings with the Securities and Exchange Commission, FDA, any patent office, or other governmental or regulatory agencies, when required to do so.

9.3

Notices. All notices required or permitted under this Agreement must be written and sent to the address or facsimile number identified in this Agreement or a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c)

or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or as stated in the notice. Notices to CORONADO must be marked “Attention: Elizabeth Moore, Sr. VP Regulatory Affairs. Notices to Service Provider must be marked “Attention: Legal Department”.

9.4	Assignment. This Agreement may not be assigned by Service Provider without the prior written consent of CORONADO, and any attempted assignment by Service Provider not in compliance with the foregoing will be of no force or effect. CORONADO may assign this Agreement in whole or in part without consent of Service Provider. Service Provider may assign this Agreement without the consent of CORONADO in the event of a merger or transfer of substantially all of the assets of Service Provider, or of the portion of that party’s business conducting or utilizing the services provided hereunder. No assignment will relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

9.5	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between CORONADO and Service Provider. In the event of any conflict, discrepancy, or inconsistency between this Agreement and any Statement of Work, the terms of this Agreement will control.

9.6	No Modification. This Agreement and/or any Statement of Work may be changed only by a writing signed by authorized representatives of both parties.

9.7	Severability; Reformation. Each and every provision set forth in this Agreement is independent and severable from the others, and no restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable.

9.8	Governing Law. This Agreement will be construed and interpreted and its performance governed by the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods.

9.9	Waiver. No waiver of any term, provision or condition of this Agreement (whether by conduct or otherwise) in any one or more instances will be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement,

9.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument,

9.11	Headings. This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CORONADO BIOSCIENCES, INC	BIORELIANCE CORPORATION

By: /s/ Raymond J. Tesi 4/14/08	By: /s/ William J. Sardella
Print Name Raymond J. Tesi, MD	Print Name William J. Sardella

Title: President and CEO	Title Director, Legal Affairs

Taxpayer ID No. 52-1541583

APPENDIX A

SAMPLE STATEMENT OF WORK

THIS STATEMENT OF WORK (the “Statement of Work”) is by and between Coronado BioSciences, Inc. (“CORONADO”) and BioReliance Corporation, (the “Service Provider”), and upon execution will be incorporated into the Master Contract Services Agreement between CORONADO and Service Provider dated EFFECTIVE DATE OF MASTER CONTRACT SERVICES AGREEMENT (the “Agreement”). Capitalized terms in this Statement of Work will have the same meaning as set forth in the Agreement.

In order to facilitate payment of invoices please include the following Tracking Number                     on all invoices for this STATEMENT OF WORK.

CORONADO hereby engages Service Provider to provide Services, as follows:

1.	Services. Service Provider will render to CORONADO the following Services:

Describe specific Service to be provided including all Deliverables.

Any Deliverables will be provided to CORONADO in a mutually agreeable format.

[Attach Transfer of Obligations document, if applicable.]

2.	Materials. CORONADO will provide to Service Provider the following Materials for the Services:

Describe specific materials being provided by CORONADO

3.	Completion. The Services will be completed within INSERT TIME PERIOD.

4.	Service Provider Project Leader. Name and Title

5.	CORONADO Contact. Name and Title

6.	Compensation. The total compensation due Service Provider for Services under this Statement of Work is INSERT WRITTEN AMOUNT (numerical amount). Such compensation will be paid INSERT PAYMENT SCHEDULE. CORONADO and Service Provider must agree in advance of either party making any change in compensation. Service Provider will invoice CORONADO to the attention of INSERT NAME for Services rendered hereunder. Service Provider will invoice CORONADO for all amounts due under a Statement of Work. All undisputed payments will be made by CORONADO within thirty (30) days of its receipt of an invoice.

All other terms and conditions of the Agreement will apply to this Statement of Work.

STATEMENT OF WORK AGREED TO AND ACCEPTED BY:

CORONADO BIOSCIENCES, INC	BIORELIANCE CORPORATION

By	By

Print Name	Print Name

Title	Title
duly authorized	duly authorized

Date	Date

FIRST AMENDMENT

to

MASTER CONTRACT SERVICES AGREEMENT

THIS FIRST AMENDMENT, (the “Amendment”) is made and entered into as of August 28, 2009, (the “Effective Date”), by and between BioReliance Corporation (“BioReliance”) and Coronado Biosciences, Inc. (“Coronado”).

WHEREAS, the parties hereto entered that certain Master Contract Services Agreement effective March 12, 2008 (the “Agreement”); and

WHEREAS, the parties mutually agree to make certain modifications by this Amendment to the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and herein, and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. The Preamble paragraph address for Coronado Biosciences, Inc. is hereby amended and modified as follows:

Coronado Biosciences, Inc. a Delaware corporation with offices located at 1700 Seventh Avenue, Suite 2100, Seattle, Washington 98101.

Except as provided herein, all terms and conditions of the Agreement shall remain the same and are in full force and effect.

IN WITNESS THEREOF, the parties hereto have each caused this Amendment to be executed by their duly authorized representatives on the date and year hereinafter set forth.

Coronado Biosciences Inc.	BioReliance Corporation

By: /s/ Elizabeth Clark Moore	By: /s/ William J. Sardella
Name: Elizabeth Clark Moore	Name: William J. Sardella

Title:	Title: Director of Legal Affairs

Date: 2009.08.31	Date: August 28, 2009